CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                November 30, 2004


First Trust Portfolios, L.P.
1001 Warrenville Road
Lisle, Illinois  60532

         Re:                  FT 898

Gentlemen:

         We have served as counsel for First Trust Portfolios, L.P., as Sponsor and Depositor of FT 898 in connection with the preparation, execution and delivery of a Trust Agreement dated November 30, 2004 among First Trust Portfolios, L.P., as Depositor, The Bank of New York, as Trustee and First Trust Advisors L.P. as Evaluator and Portfolio Supervisor, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust
Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

         1. the execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

         2. the certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.


        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-119464) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                             Respectfully submitted,




                             CHAPMAN AND CUTLER LLP

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